Exhibit 10.1

Credit Agreement

This agreement dated as of December 5, 2014 is between JPMorgan Chase Bank, N.A. (together with its successors and assigns, the “Bank”), whose address is 888 SW 5th Ave., Portland, OR 97204, and Nautilus, Inc. (individually, the “Borrower” and if more than one, collectively, the “Borrowers”), whose address is 17750 SE 6th Way, Vancouver, WA 98683.

1.	Credit Facilities.

1.1	Scope. This Agreement governs Facility A, and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by any Legal Requirement (as hereafter defined), governs the Credit Facilities as defined below. Advances under any Credit Facilities shall be subject to the procedures established from time to time by the Bank. Any procedures agreed to by the Bank with respect to obtaining advances, including automatic loan sweeps, shall not vary the terms or conditions of this Agreement or the other Related Documents regarding the Credit Facilities.

1.2	Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $20,000,000.00 in the aggregate at any one time outstanding (“Facility A”). Credit under Facility A shall be repayable as set forth in a Line of Credit Note executed concurrently with this Agreement, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor.

Letter of Credit Sub-Limit. At any time the Borrower is entitled to an advance under Facility A, the Bank agrees to issue letters of credit (all letters of credit issued for the account of the Borrower which are outstanding on the date of the Line of Credit Note and any letter of credit issued under this Agreement, together with any and all amendments, modifications, renewals, extensions, increases, restatements and rearrangements of and substitutions and replacements for, any of the foregoing, a “Letter of Credit” or “Letters of Credit”) for the account of the Borrower in an amount not in excess of the maximum advance that it would then be entitled to obtain under Facility A, provided that (a) the aggregate maximum amount which is drawn and remains unreimbursed under all Letters of Credit plus the aggregate maximum available amount which may be drawn under all Letters of Credit which are outstanding at any time (the “L/C Obligations”), shall not exceed $2,000,000.00, (b) the issuance of any Letter of Credit with an expiration date beyond the maturity date of the Line of Credit Note shall be subject to the approval of the Bank, (c) any Letter of Credit shall be a standby or commercial letter of credit and the form of the requested Letter of Credit shall be satisfactory to the Bank, and (d) the Borrower shall have executed an application and reimbursement agreement for any Letter of Credit in a form satisfactory to the Bank. While any Letter of Credit is outstanding, the maximum amount of advances that may be outstanding under the Line of Credit Note shall be automatically reduced by the L/C Obligations. The Borrower shall pay the Bank a fee for each Letter of Credit that is issued, calculated at the rate of 1.00% per annum of the original maximum amount available of such Letter of Credit, with the fee being calculated on the basis of a 360-day year and the actual number of days in the period during which the Letter of Credit will be outstanding; provided, however, that such fee shall not be less than the Bank’s standard issuance fee for each Letter of Credit. No credit shall be given for fees paid due to early termination of any Letter of Credit. The Borrower shall also pay the Bank’s standard transaction fees with respect to any transactions occurring on account of any Letter of Credit. Each fee shall be payable when the related letter of credit is issued, and transaction fees shall be payable upon completion of the transaction as to which they are charged. All fees may be debited by the Bank to any deposit account of the Borrower with the Bank without further authority and, in any event, shall be paid by the Borrower within ten (10) days following billing. The Bank is authorized, but not obligated to make an advance under the Line of Credit Note without notice to the Borrower, to make payment on a drawing under any Letter of Credit. References in this Agreement to the principal amount outstanding under the Credit Facilities shall include L/C Obligations. Subject to the limits set forth in this paragraph, and the terms and conditions of this Agreement, so long as no default has occurred in any provision of this Agreement, the Notes or any other Related Documents and is continuing beyond the applicable cure period set forth therein, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly, Borrower may obtain Letters of Credit to replace Letters of Credit that have expired, or that have been drawn upon and reimbursed.

2.	Definitions and Interpretations.

2.1	Definitions. As used in this Agreement, the following terms have the following respective meanings:

A. “Account” means a trade account, account receivable, other receivable, or other right to payment for goods sold or leased or services rendered.

B. “Affiliate” means any Person which, directly or indirectly Controls or is Controlled by or under common Control with, another Person, and any director or officer thereof. The Bank is under no circumstances to be deemed an Affiliate of the Borrower or any of its Subsidiaries.

C. “Authorizing Documents” means certificates of authority to transact business, certificates of good standing, borrowing resolutions, appointments, officer’s certificates, certificates of incumbency, and other documents which empower and authorize or evidence the power and authority of all Persons (other than the Bank) executing any Related Document or their representatives to execute and deliver the Related Documents and perform the Person’s obligations thereunder.

D. “Capital Expenditures” means any expenditure or the incurrence of any obligation or liability for any asset which is classified as a capital asset under GAAP.

E. “Collateral” means all Property, now or in the future subject to any Lien in favor of the Bank, securing or intending to secure, any of the Liabilities.

F. “Control” as used with respect to any Person, means the power to direct or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of Equity Interests, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

G. “Credit Facilities” means all extensions of credit from the Bank to the Borrower, whether now existing or hereafter arising, including but not limited to those described in Section 1, if any, and those extended contemporaneously with this Agreement.

H. “Distributions” means all dividends and other distributions made to any Equity Owners, other than salary, bonuses, and other compensation for services expended in the current accounting period.

I. “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

J. “Equity Owner” means a shareholder, partner, member, holder of a beneficial interest in a trust or other owner of any Equity Interests.

K. “Fee Letter” means that certain letter agreement dated the date hereof by and between the Borrower and the Bank, as the same may be amended or otherwise modified from time to time.

L. “GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.

M. “Inventory” means raw materials, work in process, finished goods, merchandise, parts and supplies, of every kind and goods held for sale or lease or furnished under contracts of service and all documents of title, warehouse receipts, bills of lading, and all other documents of every type covering all or any part of the foregoing.

N. “Legal Requirement” means any law, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of any foreign governmental authority, the United States of America, any state thereof, any political subdivision of any of the foregoing or any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Bank, any Pledgor or any Obligor or any of its Subsidiaries or their respective Properties or any agreement by which any of them is bound.

O. “Liabilities” means all indebtedness, liabilities and obligations of every kind and character of the Borrower to the Bank, whether the obligations, indebtedness and liabilities are individual, joint and several, contingent or otherwise, now or hereafter existing, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.

P. “Lien” means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind.

Q. “Notes” means all promissory notes, instruments and/or contracts now or hereafter evidencing the Credit Facilities.

R. “Obligor” means any Borrower, guarantor, surety, co-signer, endorser, general partner or other Person who may now or in the future be obligated to pay any of the Liabilities.

S. “Organizational Documents” means, with respect to any Person, certificates of existence or formation, documents establishing or governing the Person or evidencing or certifying that the Person is duly organized and validly existing in accordance with all applicable Legal Requirements, including all amendments, restatements, supplements or modifications to such certificates and documents as of the date of the Related Document referring to the Organizational Document and any and all future modifications thereto approved by the Bank.

T. “Permitted Investments” means cash, cash equivalents, obligations, securities and other investments permitted in accordance with Borrower’s Investment Policy adopted by the Borrower’s Board of Directors as in effect as of the date hereof and as provided to and reasonably satisfactory to the Bank.

U. “Permitted Acquisition” means any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or more than 50% of the voting Equity Interests of, or a business line or a division of, any Person; provided that: (1) the Persons, assets, business lines or divisions acquired shall not be in engaged in any business activities substantially different from those in which the Borrower is presently engaged or such other lines of business as may be consented to by Bank; (2) no default, event of default or event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, has occurred in any provision of this Agreement, the Notes or any other Related Documents and is continuing or would result from such acquisition; (3) as of the closing of any acquisition, such acquisition shall have been approved by the board of directors or equivalent governing body of the Person to be acquired or from which such assets, business line or division is to be acquired; (4) not less than 15 Business Days prior to the consummation of any acquisition for consideration (including assumed liabilities, earnout payments and any other deferred payment) in excess of $5,000,000, the Borrower shall have delivered to the Bank a written description of the Person, assets, business line or division to be acquired and its operations; (5) the Borrower shall demonstrate to the reasonable satisfaction of the Bank that, after giving effect to such acquisition, the Borrower will be in pro forma compliance with all of the terms and provisions of the financial covenants set forth in Sections 5.2M and 5.2N of this Agreement; and (6) if such acquisition is structured as a merger, the Borrower (or if such merger is with any Subsidiary, then such Subsidiary) shall be the surviving Person after giving effect to such merger.

V. “Person” means any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization, any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.

W. “Pledgor” means any Person providing Collateral.

X. “Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

Y. “Rate Management Transaction” means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

Z. “Related Documents” means this Agreement, the Notes, the Fee Letter, Letters of Credit, applications for letters of credit, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this Agreement or with any of the Liabilities.

AA. “Subsidiary” means, as to any particular Person (the “parent”), a Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the date of determination, as well as any other Person of which fifty percent (50%) or more of the Equity Interests is at the time of determination directly or indirectly owned, Controlled or held, by the parent or by any Person or Persons Controlled by the parent, either alone or together with the parent.

BB. “Subordinated Debt” means debt subordinated to the Liabilities in manner and by written agreement satisfactory to the Bank.

2.2	Interpretations. Whenever possible, each provision of the Related Documents shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements. If any provision of this Agreement cannot be enforced, the remaining portions of this Agreement shall continue in effect. In the event of any conflict or inconsistency between this Agreement and the provisions of any other Related Documents, the provisions of this Agreement shall control. Use of the term “including” does not imply any limitation on (but may expand) the antecedent reference. Any reference to a particular document includes all modifications, supplements, replacements, renewals or extensions of that document, but this rule of construction does not authorize amendment of any document without the Bank’s consent. Section headings are for convenience of reference only and do not affect the interpretation of this Agreement. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. Whenever the Bank’s determination, consent, approval or satisfaction is required under this Agreement or the other Related Documents or whenever the Bank may at its option take or refrain from taking any action under this Agreement or the other Related Documents, the decision as to whether or not the Bank makes the determination, consents, approves, is satisfied or takes or refrains from taking any action, shall be in the sole and exclusive discretion of the Bank, and the Bank’s decision shall be final and conclusive.

3.	Conditions Precedent to Extensions of Credit.

3.1	Conditions Precedent to Initial Extension of Credit under each of the Credit Facilities. Before the first extension of credit governed by this Agreement and any initial advance under any of the Credit Facilities, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

A. Loan Documents. The Notes, and as applicable, the letter of credit applications, reimbursement agreements, the security agreements, the pledge agreements, financing statements, mortgages or deeds of trust, the guaranties, the subordination agreements, and any other documents which the Bank may reasonably require to give effect to the transactions described in this Agreement or the other Related Documents;

B. Organizational and Authorizing Documents. The Organizational Documents and Authorizing Documents of the Borrower and any other Persons (other than the Bank) executing the Related Documents in form and substance satisfactory to the Bank that at a minimum: (i) document the due organization, valid existence and good standing of the Borrower and every other Person (other than the Bank) that is a party to this Agreement or any other Related Document; (ii) evidence that each Person (other than the Bank) which is a party to this Agreement or any other Related Document has the power and authority to enter into the transactions described therein; and (iii) evidence that the Person signing on behalf of each Person that is a party to the Related Documents (other than the Bank) is duly authorized to do so; and

C. Liens. The termination, assignment or subordination, as determined by the Bank, of all Liens (except Permitted Liens as defined in Section 5.2E below) on the Collateral in favor of any secured party (other than the Bank).

3.2	Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this Agreement, whether by disbursement of a loan, issuance of a letter of credit or otherwise, the following conditions must be satisfied:

A. Representations. The representations of the Borrower and any other parties, other than the Bank, in the Related Documents are true in all material respects on and as of the date of the request for and funding of the extension of credit;

B. No Event of Default. No default, event of default or event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, has occurred in any provision of this Agreement, the Notes or any other Related Documents and is continuing or would result from the extension of credit;

C. Additional Approvals, Opinions, and Documents. The Bank has received any other approvals, opinions and documents as it may reasonably request; and

D. No Prohibition or Onerous Conditions. The making of the extension of credit is not prohibited by and does not subject the Bank, any Obligor, or any Subsidiary of the Borrower to any penalty or onerous condition under, any Legal Requirement.

4.	Affirmative Covenants. The Borrower agrees to do, and cause each of its Subsidiaries to do, each of the following:

4.1	Insurance. Maintain insurance with financially sound and reputable insurers, with such insurance and insurers to be reasonably satisfactory to the Bank, covering its Property and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices, and furnish to the Bank, upon request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request.

4.2	Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable Legal Requirements, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books (if required by GAAP) and, at the Bank’s reasonable request, adequate funds or security has been pledged or reserved to insure payment.

4.3	Financial Records. Maintain proper books and records of account in which entries complete in all material respects will be made, in accordance with GAAP, and consistent with financial statements previously submitted to the Bank.

4.4	Inspection. Permit the Bank, its agents and designees to, upon reasonable advance notice and at any reasonable time during normal business hours, and from time to time at reasonable intervals at mutually agreeable dates and times: (a) inspect and photograph its Property, to examine and copy files, books and records, and to discuss its business, operations, prospects, assets, affairs and financial condition with the Borrower’s or its Subsidiaries’ officers and accountants, and (b) perform audits or other inspections of the Collateral, including the records and documents related to the Collateral, provided, however, in the absence of a default under this Agreement or any other Related Document, Borrower shall not be obligated to permit Bank to conduct more than two such audits or inspections in any 12-month period. The Borrower will, and will cause its Subsidiaries to cooperate with any inspection or audit. The Borrower will pay the Bank the reasonable costs and expenses of any audit or inspection of the Collateral (including fees and expenses charged internally by the Bank for asset reviews) promptly after receiving the invoice.

4.5	Financial Reports. Furnish to the Bank whatever information, statements, books and records the Bank may from time to time reasonably request, including at a minimum:

A. Within forty-five (45) days after each quarterly period, the consolidated financial statements of the Borrower and its Subsidiaries prepared and presented in accordance with GAAP, including a balance sheet as of the end of that period, and income statement for that period, and, if requested at any time by the Bank, statements of cash flow and retained earnings for that period, all certified as correct by one of its authorized agents.

B. Within ninety (90) days after and as of the end of each of its fiscal years, the consolidated financial statements of the Borrower and its Subsidiaries prepared and presented in accordance with GAAP, including a balance sheet and statements of income, cash flow and retained earnings, such financial statements to be audited by an independent certified public accountant reasonably satisfactory to the Bank.

4.6	Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of: (1) all existing and all threatened litigation, claims, investigations, administrative proceedings and similar actions or changes in Legal Requirements affecting it which could materially affect its business, assets, affairs, prospects or financial condition; (2) the occurrence of any event which gives rise to the Bank’s option to terminate the Credit Facilities; (3) the institution of steps by it to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which it may have liability; (4) any reportable event or any prohibited transaction in connection with any employee benefit plan; (5) any additions to or changes in the locations of its businesses; and (6) any alleged breach by the Bank of any provision of this Agreement or of any other Related Document.

4.7	Other Agreements. Comply with (a) all terms and conditions of the Related Documents and (b) all other agreements, whether now or hereafter existing, between it and any other Person, except to the extent failure to do so could not have a material adverse effect on the Borrower’s or any of its Subsidiaries’ financial condition, properties, business, affairs, or operations.

4.8	Title to Assets and Property. Maintain good and marketable title to all of its Properties, and defend them against all claims and demands of all Persons at any time claiming any interest in them.

4.9	Additional Assurances. Promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Bank may request to evidence any of the Credit Facilities, cure any defect in the execution and delivery of any of the Related Documents, perfect any Lien, comply with any Legal Requirement applicable to the Bank or the Credit Facilities or describe more fully particular aspects of the agreements set forth or intended to be set forth in any of the Related Documents.

4.10	Employee Benefit Plans. Maintain each employee benefit plan as to which it may have any liability, in compliance with all Legal Requirements.

4.11	Fee Letter. Timely observe, perform and comply with each and every one of the terms, covenants, conditions and agreements contained in the Fee Letter, on its part to be kept, observed, performed or complied with.

4.12	Banking Relationship. Establish and maintain its primary banking depository and disbursement relationship with the Bank.

4.13	Compliance Certificates. Provide the Bank, within forty-five (45) days after the end of each calendar quarter, with a certificate executed by its chief financial officer, or other officer or an individual satisfactory to the Bank, certifying that, as of the date of the certificate, no default exists under any provision of this Agreement or the other Related Documents.

5.	Negative Covenants.

5.1	Unless otherwise noted, the financial requirements set forth in this section will be computed in accordance with GAAP applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

5.2	Without the written consent of the Bank, the Borrower will not and no Subsidiary of the Borrower will:

A. Distributions. Redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests, return any contribution to an Equity Owner or, other than stock dividends and dividends paid to the Borrower, declare or pay any Distributions; provided, however, the Borrower may (1) pay Distributions to its Equity Owners, (2) repurchase or redeem any of its Equity Interests in accordance with a repurchase plan now existing or hereafter adopted by Borrower, and (3) redeem any of its Equity Interests, in each case so long as no default, event of default or event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, has occurred in any provision of this Agreement, the Notes or any other Related Documents and is continuing or would result therefrom, and the Borrower demonstrates to the reasonable satisfaction of the Bank that, after giving effect to such payment, repurchase or redemption, the Borrower will be in pro forma compliance with all of the terms and provisions of the financial covenants set forth in Sections 5.2M and 5.2N of this Agreement.

B. Sale of Equity Interests. Issue, sell or otherwise dispose of its Equity Interests; provided, however, Borrower may (1) issue additional Equity Interests in the Borrower, and (2) sell Equity Interests in the Borrower owned by the Borrower, in each case so long as no default, event of default or event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, has occurred in any provision of this Agreement, the Notes or any other Related Documents and is continuing or would result therefrom and the Borrower demonstrates to the reasonable satisfaction of the Bank that, after giving effect to such payment, repurchase or redemption, the Borrower will be in pro forma compliance with all of the terms and provisions of the financial covenants set forth in Sections 5.2M and 5.2N of this Agreement. Notwithstanding the foregoing, the Borrower may at any time issue, sell or otherwise dispose of Equity Interests in the Borrower pursuant to stock option, restricted stock, performance unit or similar compensation awards made under any equity incentive plan adopted by the Company’s Board of Directors, or the Compensation Committee of the Company’s Board of Directors.

C. Debt. Incur, contract for, assume, or permit to remain outstanding, indebtedness for borrowed money, installment obligations, or obligations under capital leases or operating leases, other than (1) unsecured trade debt incurred in the ordinary course of business, (2) indebtedness owing to the Bank, (3) indebtedness reflected in its latest financial statement furnished to the Bank prior to execution of this Agreement and that is not to be paid with proceeds of borrowings under the Credit Facilities, (4) indebtedness outstanding as of the date hereof that has been disclosed to the Bank in writing and that is not to be paid with proceeds of borrowings under the Credit Facilities, (5) operating lease obligations under which the aggregate of all payments for any new operating leases exceeds $3,000,000 in any one fiscal year, measured annually at the end of each fiscal year, (6) intercompany indebtedness to Borrower’s Subsidiaries, provided that such indebtedness is subordinated to the indebtedness owing to the Bank and the aggregate principal amount of such indebtedness and obligations taken together with the indebtedness and obligations described in subsections (7) and (9) shall not exceed $5,000,000 at any one time outstanding, (7) purchase money indebtedness incurred and liens therefor in connection with the purchase of equipment and/or real estate, provided that the aggregate principal amount of such indebtedness and obligations taken together with the indebtedness and obligations described in subsections (6) and (9) shall not exceed $5,000,000 at any one time outstanding, (8) indebtedness for taxes, assessments or government charges not delinquent or being contested in good faith by appropriate proceedings, (9) other indebtedness and obligations not otherwise permitted in subsections (1) through (8) preceding; provided that the aggregate principal amount of such indebtedness and obligations taken together with the indebtedness and obligations described in subsections (6) and (7) shall not exceed $5,000,000 at any one time outstanding, and (10) renewals, extensions and refinancings of any of the indebtedness described in subsections (1) through (9) of this paragraph, provided that such indebtedness (a) is in an aggregate principal amount not in excess of the then outstanding of the indebtedness being refinanced, and (b) the maturity of such indebtedness is no earlier than the maturity of the indebtedness being refinanced.

D. Guaranties. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business.

E. Liens. Create or permit to exist any Lien on any of its Property except: (1) existing Liens known to and approved by the Bank; (2) Liens to the Bank; (3) Liens incurred in the ordinary course of business securing current non-delinquent liabilities for taxes, worker’s compensation, unemployment insurance, social security and pension liabilities; (4) Liens for real or personal property taxes, assessments or other government charges that are delinquent but are being contested in good faith and by appropriate proceedings and diligently conducted; (5) landlords’ and lessors’ Liens in respect of rent not in default, mechanics’, warehouseman’s, laborers’, and materialmen’s and similar Liens, if the obligations secured by such Liens are not then delinquent; (6) easements, rights of way, restrictions, and other similar charges or Liens relating to real property which do not materially detract from the value or use of such real property or interfere in a material way with the ordinary conduct of Borrower’s businesses; (7) purchase money Liens in connection with Indebtedness permitted under Section 5.2C(7), provided, that: (a) any such Lien is created solely for the purpose of securing the indebtedness incurred to finance the cost of the Property subject thereto, (b) the principal amount of the indebtedness secured by such Lien does not exceed such cost, and (c) such Lien does not extend to or cover any other Property other than such item of Property; (8) deposits of cash with the owner or lessor of premises leased and operated by Borrower in the ordinary course of business to secure the performance by Borrower of its obligations under the terms of the lease for such premises; (9) Liens arising from precautionary UCC filings regarding “true” operating leases permitted under this Agreement or the consignment of goods to Borrower; (10) Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods, provided that any such Liens are subordinated under law to the Liens in favor of Bank; (11) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on payment items in the course of collection, provided that such deposit account is not intended by Borrower to provide collateral to the depository institution; (12) licenses of intellectual property owned by Borrower and granted to any person in the ordinary course of business and any resections or conditions or transfer, assignment or renewal customarily imposed in a liens to use intellectual property; (13) judgments and other similar Liens arising in connection with court proceedings that do not constitute a default under the terms of this Agreement or the other Related Documents; (14) pledges and deposits of cash or less than $100,000 to secure obligations under appeal bonds or as otherwise required in connection with court proceeds (including without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose (the Liens described in subsections (1) through (14), the “Permitted Liens”); and (15) Liens constituting a renewal, extension, or replacement of any Permitted Lien,

F. Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for the purpose of “purchasing or carrying any margin stock” within the meaning of Federal Reserve Board Regulation U. At the Bank’s request, it will furnish a completed Federal Reserve Board Form U-1.

G. Continuity of Operations. (1) Engage in any business activities substantially different from those in which it is presently engaged (other than activities or products that are complementary or ancillary to the present business activities or products of Borrower); (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other Person, change its name, dissolve, or sell a substantial portion of its assets out of the ordinary course of business; or (3) enter into any arrangement with any Person providing for the leasing by it of Property which has been sold or transferred by it to such Person.

H. Limitation on Negative Pledge Clauses. Enter into any agreement with any Person other than the Bank which prohibits or limits its ability to create or permit to exist any Lien on any of its Property, whether now owned or hereafter acquired.

I. Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations under this Agreement or any of the other Related Documents.

J. Limitation on Loans, Advances to and Investments in Others and Receivables from Others. Purchase, hold or acquire any Equity Interest or evidence of indebtedness of, make or permit to exist any loans or advances to, permit to exist any receivable from, or make or permit to exist any investment or acquire any interest whatsoever in, any Person, except: (1) extensions of trade credit to customers in the ordinary course of business on ordinary terms; (2) Permitted Investments; (3) loans, advances, investments and receivables existing as of the date of this Agreement that have been disclosed to and approved by the Bank in writing and that are not to be paid with proceeds of borrowings under the Credit Facilities; (4) advances to employees in the ordinary course of business in an amount not to exceed $100,000.00 at any one time outstanding; (5) loans and advances from the Borrower to a Guarantor or from a Guarantor to the Borrower; (6) investments in and acquisition of interests in a Guarantor; (7) loans and advances to Domestic Subsidiaries that are not a Guarantor in an amount not to exceed $10,000,000.00 at any one time outstanding; (8) investments in and acquisition of interests in Domestic Subsidiaries that are not a Guarantor in an amount not to exceed $10,000,000.00 in the aggregate in any Test Period; (9) investments and acquisition of interests in, and loans and advances to, Nautilus Fitness Canada, Inc.; (10) loans and advances to Foreign Subsidiaries (other than Nautilus Fitness Canada, Inc.) in an amount not to exceed $5,000,000.00 at any one time outstanding; (11) investments in and acquisition of interests in Foreign Subsidiaries (other than Nautilus Fitness Canada, Inc.) in an amount not to exceed $5,000,000.00 in the aggregate in any Test Period; and (12) Permitted Acquisitions in an amount not to exceed (a) $20,000,000 in the aggregate in any Test Period or (b) $40,000,000 in the aggregate during the period commencing on the date of this Agreement and ending on December 5, 2017.

K. Organizational Documents. Alter, amend or modify any of its Organizational Documents in a manner that will have a material adverse effect on the perfection of the Bank’s Lien on the Collateral.

L. Capital Expenditures. Make Capital Expenditures (whether by purchase or capital lease of any fixed assets, or otherwise) in excess of $10,000,000.00 in the aggregate in any fiscal year.

M. Fixed Charge Coverage Ratio. Permit its “Fixed Charge Coverage Ratio” (hereinafter defined in this subsection) for any “Test Period” (hereinafter defined in this subsection) to be less than 1.25 to 1.00. As used in this subsection, the term “Fixed Charge Coverage Ratio” means its ratio of (i) net income before taxes, plus interest expense, plus depreciation expense, plus amortization expense, plus rent and operating lease payments made, plus non-cash stock based compensation, minus Capital Expenditures made which were not financed with long term debt, minus income tax expense, minus Distributions made, all computed for the Test Period, to (ii) scheduled principal payments made on long term debt, plus capitalized lease payments made, plus interest expense, plus rent and operating lease payments made, all computed for the Test Period. As used in this subsection, the term “Test Period” means each period of four consecutive fiscal quarters.

N. Asset Coverage Ratio. Permit its “Asset Coverage Ratio” (hereinafter defined in this subsection) for any “Test Period” (hereinafter defined in this subsection) to be greater than 1.00 to 1.00. As used in this subsection, the term “Asset Coverage Ratio” means its ratio of (a) total liabilities excluding (i) accounts arising from the purchase of goods and services in the ordinary course of business, (ii) accrued expenses or losses, and (iii) deferred revenues or gains, to (b) 75% of accounts receivable, plus 50% of the lower of cost (determined using the first-in, first-out method of inventory accounting) or wholesale market value, as determined by the Bank, of all Inventory, plus up to $7,500,000 cash, cash equivalents, or investments in excess of $5,000,000 held at Bank or its affiliates, all computed for the Test Period. As used in this subsection, the term “Test Period” means each fiscal quarter.

O. Government Regulation. (1) Be or become subject at any time to any Legal Requirement or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to it or from otherwise conducting business with it, or (2) fail to provide documentary and other evidence of its identity as may be requested by the Bank at any time to enable the Bank to verify its identity or to comply with any applicable Legal Requirement, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

P. Subsidiaries. Form, create or acquire any Subsidiary, except in connection with a Permitted Acquisition.

6.	Representations.

6.1	Representations and Warranties by the Borrower. To induce the Bank to enter into this Agreement and to extend credit or other financial accommodations under the Credit Facilities, the Borrower represents and warrants as of the date of this Agreement and as of the date of each request for credit under the Credit Facilities that each of the following statements is and shall remain true and correct throughout the term of this Agreement and until all Credit Facilities and all Liabilities under the Notes and other Related Documents are paid in full: (a) the execution and delivery of this Agreement and the other Related Documents to which it is a party, and the performance of the obligations they impose, do not violate any Legal Requirement, conflict with any agreement by which it is bound, or require the consent or approval of any other Person, (b) this Agreement and the other Related Documents have been duly authorized, executed and delivered by all parties thereto (other than the Bank) and are valid and binding agreements of those Persons, enforceable according to their terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, (c) all balance sheets, profit and loss statements, and other financial statements and other information furnished to the Bank in connection with the Liabilities are accurate and fairly reflect in all material respects the financial condition of the Persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates, (d) except as disclosed on Schedule 6.1 to this Agreement, no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) is pending or threatened against it, and no other event has occurred, which may in any one case or in the aggregate materially adversely affect it or any of its Subsidiaries’ financial condition, properties, business, affairs, or operations other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing, (e) all of its tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by it in good faith and for which adequate reserves have been provided, (f) it is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (g) it is not a “holding company”, or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, (h) there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that it could assert with respect to this Agreement or the Credit Facilities, (i) it owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted, and (j) no part of the proceeds of the Credit Facilities will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System of the United States (the “Board”) as now and from time to time hereafter in effect or for any purpose which violates the provisions of any regulations of the Board or any other Legal Requirement. The Borrower, other than a natural Person, further represents that: (a) it is duly organized and validly existing under the laws of the state where it is organized and is in good standing in its state of organization and each state where it is doing business, and (b) the execution and delivery of this Agreement and the other Related Documents to which it is a party and the performance of the obligations they impose (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, and (iii) do not contravene the terms of its Organizational Documents or other agreement or document governing its affairs.

7.	Default/Remedies. If any of the Credit Facilities is not paid at maturity, whether by acceleration or otherwise, or if a default by Borrower occurs under the terms of this Agreement, the Notes or any other Related Documents and such default is not cured within the applicable cure period set forth therein, then the Bank shall have all of the rights and remedies provided by any law, equity or agreement.

8.	Miscellaneous.

8.1	Notice. Any notices and demands under or related to this Agreement shall be in writing and delivered to the intended party at its address stated in this Agreement, and if to the Bank, at its main office if no other address of the Bank is specified in this Agreement, by one of the following means: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand; (b) on the Delivery Day after the day of deposit with a nationally recognized courier service; or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of the change in the manner provided in this provision.

8.2	No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. The making of an advance during the existence of any default or subsequent to the occurrence of a default or when all conditions precedent have not been met shall not constitute a waiver of the default or condition precedent. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

8.3	Integration. This Agreement, the Notes, and the other Related Documents embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this Agreement or the Notes is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this Agreement, the Notes and the other Related Documents in any other jurisdiction.

8.4	Joint and Several Liability. Each party executing this Agreement as the Borrower is individually, jointly and severally liable under this Agreement.

8.5	Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this Agreement may be brought by the Bank in any state or federal court located in the State of Washington, as the Bank in its sole discretion may elect. By the execution and delivery of this Agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Washington is not a convenient forum or the proper venue for any such suit, action or proceeding.

8.6	Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by the Borrower in this Agreement or in any certificate or other instrument delivered by the Borrower to the Bank under this Agreement or in any of the other Related Documents. The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this Agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Liabilities shall be paid in full.

8.7	Non-Liability of the Bank. The relationship between the Borrower and the Bank created by this Agreement is strictly a debtor and creditor relationship and not fiduciary in nature, nor is the relationship to be construed as creating any partnership or joint venture between the Bank and the Borrower. The Borrower is exercising its own judgment with respect to its business. All information supplied to the Bank is for the Bank’s protection only and no other party is entitled to rely on such information. There is no duty for Bank to review, inspect, supervise or inform the Borrower of any matter with respect to the Borrower’s business. The Bank and the Borrower intend that the Bank may reasonably rely on all information supplied by the Borrower to the Bank, together with all representations and warranties given by the Borrower to the Bank, without investigation or confirmation by the Bank and that any investigation or failure to investigate will not diminish the Bank’s right to so rely.

8.8	Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank, its parent companies, Subsidiaries, Affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys’ fees (including the fees and expenses of any attorneys engaged by the Indemnified Person) and amounts paid in settlement (“Claims”) to which any Indemnified Person may become subject arising out of or relating to the Credit Facilities, the Liabilities under this Agreement or any other Related Documents or the Collateral, except to the limited extent that the Claims are proximately caused by the Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this Agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

8.9	Counterparts. This Agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

8.10	Advice of Counsel. The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this Agreement and any other Related Documents.

8.11	Recovery of Additional Costs. If the imposition of or any change in any Legal Requirement, or the interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Bank), reserve requirements, liquidity requirements, capital adequacy requirements, Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums or assessments, or other obligations which would (A) increase the cost to the Bank for extending, maintaining or funding the Credit Facilities, (B) reduce the amounts payable to the Bank under the Credit Facilities, or (C) reduce the rate of return on the Bank’s capital as a consequence of the Bank’s obligations with respect to the Credit Facilities, then the Borrower agrees to pay the Bank such additional amounts as will compensate the Bank therefor, within five (5) days after the Bank’s written demand for such payment. The Bank’s demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.

8.12	Expenses. The Borrower agrees to pay or reimburse the Bank for all its out-of-pocket costs and expenses and reasonable attorneys’ fees (including the fees of in-house counsel) incurred in connection with the development, preparation and execution of, and in connection with the enforcement or preservation of any rights under, this Agreement, any amendment, supplement, or modification thereto, and any other Related Documents. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

8.13	Time is of the Essence. Time is of the essence under this Agreement and in the performance of every term, covenant and obligation contained herein.

8.14	ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

9.	USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if it is an individual the Bank will ask for its name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify it, and, if it is not an individual the Bank will ask for its name, taxpayer identification number, business address, and other information that will allow the Bank to identify it. The Bank may also ask, if the Borrower is an individual, to see its driver’s license or other identifying documents, and if it is not an individual, to see its Organizational Documents or other identifying documents.

10.	WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.	JURY WAIVER. THE BORROWER AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

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Address(es) for Notices:	Borrower:

17750 SE 6th Way	Nautilus, Inc.
Vancouver, WA 98683

Attn:	By:	/s/ Sid Nayar
Sid Nayar, Chief Financial Officer

Date Signed: December 5, 2014

Address for Notices:	Bank:

888 SW 5th Ave.	JPMorgan Chase Bank, N.A.
Portland, OR 97204

Attn:	By:	/s/ Mario De Luca
Mario De Luca, Underwriter

Date Signed: December 5, 2014

Outside Counsel Prepared